Exhibit 99.1

Alan Cohen
Senior Vice President, Marketing and Public Relations
Office (787) 729-8256
alan.cohen@firstbankpr.com
First BanCorp Enters Into An Agreement That Will Complete Regulatory Requirements Relating To Mortgage-Related Transactions
San Juan, Puerto Rico, February 15, 2007 — First BanCorp (NYSE: FBP) announced today that it has entered into an agreement with R&G Financial Corporation relating to prior transactions originally treated as purchases of mortgages and pass-through trust certificates (the “mortgage related transactions”) by First BanCorp and FirstBank (the “Corporations”) from R&G Financial Corporation subsidiaries. The agreement will enable First BanCorp to fulfill the remaining requirement of the previously-announced Consent Orders with banking regulators relating to the mortgage-related transactions that First BanCorp recharacterized for accounting and legal purposes as commercial loans secured by the mortgage loans and pass-through trust certificates. The agreement entails two separate transactions:
I. Mortgage Loans From R&G Premier and R&G Mortgage
Through a Mortgage Payment agreement, R&G Premier paid FirstBank approximately $50 million to pay down the commercial loan R&G Premier has outstanding with FirstBank. In addition, loans originated by R&G Mortgage, the balance of which is approximately $271 million, will be re-documented as a secured loan from FirstBank to R&G Mortgage through a 5-year term loan at an interest rate of 150 basis points over 90-day LIBOR. The rate will be adjusted quarterly through the remaining balance. The loan will have overcollaterization ranging from 3% to 11% depending on the type of each individual loan. R&G expects to sell these loans in the secondary market and the proceeds of such sale will be used towards paying down the commercial loan.

II. Grantor Trust Transactions With R&G Crown
The second transaction involves the recharacterization of the commercial loan of approximately $218 million secured by trust certificates representing a 100% interest in five grantor trusts established by R&G Crown that hold Florida residential mortgages. The trust certificates were sold by R&G Crown to R&G Premier, which then sold the securities to the Corporations between March 2004 and March 2005. The Corporations agreed to restructure the transaction in order to retain ownership of the securities. Accordingly, various agreements that were executed as part of both the U.S. and Puerto Rico portion of such transactions have been amended to allow both FirstBank and R&G Crown to treat these transactions as “true sale” for accounting and legal purposes. Outside legal counsel has rendered an opinion that changes made to the legal documentation provide for true sale as a legal matter.
In addition, the Company amended certain reference caps that were purchased as part of the original transaction (a “modified reference cap”). The modified reference cap states that the interest payments to be received by FirstBank will never exceed the weighted average coupon (“WAC”) rate on each mortgage pool in the trust after the first four years. During the first four years from the date of the agreement the maximum interest rate FirstBank will receive is between 1.50% and 1.75% spread over 3-month Libor, and not to exceed 8%.
“This agreement is another step in fulfilling our commitments to our shareholders and regulators and allows us continue our focus on executing our business and serving our customers,” said Luis Beauchamp, First BanCorp’s President and CEO. “These loan restructurings make the legal and accounting treatment of the original transactions consistent and further strengthen our liquidity and risk weighted capital ratios.”
2005 and 2006 Financial Reporting
The Corporation has not yet filed with the SEC an amended quarterly report on Form 10-Q for the fiscal quarter ended March 31, 2005 or quarterly reports on Form 10-Q for the fiscal quarters ended June 30, 2005, September 30, 2005, March 31, 2006, June 30, 2006 and September 30, 2006. The

Corporation expects to file these reports or the financial information required by these reports as soon as practicable after the filing of its annual report on Form 10-K for year ended December 31, 2006.
As announced last week, First BanCorp filed its annual report on Form 10-K for the fiscal year ended December 31, 2005 with the SEC. A copy of the Form 10-K may be accessed on the Corporation’s website at www.firstbankpr.com. In addition, shareholders may obtain a hard copy of the audited financial statements for 2005 free of charge upon request.
About First BanCorp
First BanCorp is the parent corporation of FirstBank Puerto Rico, a state-chartered commercial bank with operations in Puerto Rico, the Virgin Islands and Florida; of FirstBank Insurance Agency; and of Ponce General Corporation. First BanCorp, FirstBank Puerto Rico and FirstBank Florida, formerly Unibank, the thrift subsidiary of Ponce General, all operate within U.S. banking laws and regulations. The Corporation operates a total of 153 financial services facilities throughout Puerto Rico, the U.S. and British Virgin Islands, and Florida. Among the subsidiaries of FirstBank Puerto Rico are Money Express, a finance company; First Leasing and Car Rental, a car and truck rental leasing company; and FirstMortgage, a mortgage origination company. In the U.S. Virgin Islands, FirstBank operates First Insurance VI, an insurance agency; First Trade, Inc., a foreign corporation management company; and First Express, a small loan company. First BanCorp’s common and preferred shares trade on the New York Stock Exchange under the symbols FBP, FBPPrA, FBPPrB, FBPPrC, FBPPrD and FBPPrE.
Safe Harbor
This press release may contain “forward-looking statements” concerning the Corporation’s economic future performance. The words or phrases “expect,” “anticipate,” “look forward,” “should,” “believes” and similar expressions are meant to identify “forward-looking statements” within the meaning of the Private Securities Litigation reform Act of 1995.
The Corporation wishes to caution readers not to place undue reliance on any such “forward-looking statements,” which speak only as of the date made, and to advise readers that various factors, including the Corporation’s ability to return to compliance with the reporting requirements under the Securities Exchange Act of 1934, the interest rate risk relating to the secured loans to Doral and R&G Financial, the continued repayment by Doral and R&G Financial of their outstanding loans, the impact on net income of the reduction in net interest income resulting from such repayment by Doral and R&G Financial, the impact of the consent orders on the Corporation’s future operations and results, the Corporation’s ability to continue to implement the terms of the consent orders, the ability of the Corporation to resolve the pending class action lawsuit and the pending SEC investigation, FirstBank’s ability to issue brokered certificates of deposit, its liquidity, the impact of the Corporation’s restated financial statements on customers and lenders, the ability to fund operations, changes in the interest rate environment, regional and national economic conditions, competitive and regulatory factors and legislative changes, could affect the Corporation’s financial performance and could cause the Corporation’s actual results for future periods to differ materially from those anticipated or projected. The Corporation does not undertake, and specifically disclaims any obligation, to update any “forward-looking statements” to reflect occurrences or unanticipated events or circumstances after the date of such statements.
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